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                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C. 20549

                                SCHEDULE 13G


                 UNDER THE SECURITIES EXCHANGE ACT OF 1934

                             (AMENDMENT NO. 1)*


                        LodgeNet Entertainment Corp.
--------------------------------------------------------------------------------
                              (Name of Issuer)

                               Common Stock
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                       (Title of Class of Securities)

                                 540211109
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                              (CUSIP Number)

                               January 16, 1998
--------------------------------------------------------------------------------
          (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     /X/ Rule 13d-1(b)

     / / Rule 13d-1(c)

     / / Rule 13d-1(d)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.


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-------------------
CUSIP NO. 54021109                    13G
-------------------


-------------------------------------------------------------------------------
1.        NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

               Woodland Partners LLC
               41-1832463
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2.        CHECK THE APPROPRIATE BOX IF A MEMBER                    (a)  /   /
          OF A GROUP*                                              (b)  /   /
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3.        SEC USE ONLY

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4.        CITIZENSHIP OR PLACE OF ORGANIZATION

               Minnesota
-------------------------------------------------------------------------------

                             5.     SOLE VOTING POWER
         NUMBER OF
          SHARES                        586,250
       BENEFICIALLY          --------------------------------------------------
         OWNED BY            6.     SHARED VOTING POWER
          EACH
        REPORTING                       101,500
         PERSON              --------------------------------------------------
          WITH:              7.     SOLE DISPOSITIVE POWER

                                        687,750
                             --------------------------------------------------
                             8.     SHARED DISPOSITIVE POWER

                                        0
-------------------------------------------------------------------------------
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               687,750 SHARES
-------------------------------------------------------------------------------
10.       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*

-------------------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                6.0%
-------------------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON*

                IA
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


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ITEM 1.

    (a)           Name of Issuer

                  LodgeNet Entertainment Corp.

    (b)           Address of Issuer's Principal Executive Offices

                  808 West Ave. North
                  Sioux Falls, SD 57104


ITEM 2.

    (a)           Name of Person Filing

                  Woodland Partners LLC (the "Company")

    (b)           Address of Principal Business Office or, if none, Residence

                  60 South Sixth Street
                  Suite 3750
                  Minneapolis, Minnesota 55402

    (c)           Citizenship

                  The Company is organized in Minnesota

    (d)           Title of Class of Securities

                  Common Stock

    (e)           CUSIP Number

                  540211109


ITEM 3.           IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS
                  240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

     (a)   / /    Broker or dealer registered under section 15 of the Act.
     (b)   / /    Bank as defined in section 3(a)(6) of the Act.
     (c)   / /    Insurance company as defined in section 3(a)(19) of the Act.
     (d)   / /    Investment company registered under section 8 of the
                  Investment Company Act of 1940.
     (e)   /X/    An investment adviser in accordance with Section
                  204.13d-1(b)(1)(ii)(E).
     (f)   / /    An employee benefit plan or endowment fund in accordance
                  with Section 240.13d-1(b)(1)(ii)(F).
     (g)   / /    A parent holding company or control person in accordance
                  with Section 240.13d-1(b)(1)(ii)(G).
     (h)   / /    A savings association as defined in Section 3(b) of the
                  Federal Deposit Insurance Act.
     (i)   / /    A church plan that is excluded from the definition of an
                  investment company under section 3(c)(14) of the Investment
                  Company Act of 1940.
     (j)   / /    Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).


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ITEM 4.           OWNERSHIP

     (a)          Amount Beneficially Owned

                  687,750 shares

     (b)          Percent of Class

                  6.0%

     (c)          Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote

                        586,250

                  (ii)  Shared power to vote or to direct the vote

                        101,500


                  (iii) Sole power to dispose or to direct the disposition of

                        687,750

                  (iv)  Shared power to dispose or to direct the disposition of

                        0


ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following / /.

                  Not Applicable

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON

     The Company manages accounts for the benefit of its clients. Dividends on, and the proceeds from the sale of, securities are credited to the account which holds or held such securities. No single account managed by the Company holds more than five percent of the class of securities referred to above.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                 Not Applicable.

ITEM 8.          IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                 Not Applicable.

ITEM 9.          NOTICE OF DISSOLUTION OF GROUP

                 Not Applicable.


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ITEM 10.         CERTIFICATION

    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                 SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                  February 8, 1999
                                     ---------------------------------------
                                                       Date



                                               /s/ Richard J. Rinkoff
                                     ----------------------------------------
                                                      Signature



                                       Richard J. Rinkoff, Managing Partner
                                     ----------------------------------------
                                                    Name/Title



     The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. SEE Section 240.13d-7 for other parties for whom copies are to be sent.

     ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)


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